                                EXHIBIT 11 (a)


                  COMMERCIAL METALS COMPANY AND SUBSIDIARIES

         CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*


                       ( In thousands except share data )


                                                Three Months ended
                                              ----------------------
                                               Nov. 30,    Nov. 30,
                                                 1994        1993
                                              ----------   ---------
Net earnings                                      $6,372      $5,723


Weighted average number
   of shares outstanding                      14,261,097  14,760,553

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                      276,619     493,859


Shares used in calculating primary
   net earnings per share                     14,537,716  15,254,412



Earnings per share                                 $0.44       $0.38





*Fully diluted earnings per share are identical to primary earnings per share.